Exhibit 5.0

ATTORNEYS AT LAW

A Professional Corporation

Riverfront Plaza, East Tower 951 East Byrd Street
Post Office Box 2499
Richmond, Virginia 23218-2499
804.783.2003

April 20, 2007

Board of Directors

Virginia Savings Bancorp, Inc.

600 Commerce Avenue

Front Royal, Virginia 22630

Gentlemen:

We have acted as counsel to Virginia Savings Bancorp, Inc., a Virginia corporation (the “Holding Company”), in connection with the preparation of its Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of a maximum of 1,899,984 shares (the “Shares”) of the Holding Company’s common stock, par value $1.00 per share, issuable pursuant to the Agreement and Plan of Reorganization, dated as of April 20, 2007 (the “Agreement”), by and among the Holding Company, Virginia Savings Bank, F.S.B. (the “Bank”), and VSB Interim Federal Savings Bank, whereby each share of common stock, par value $1.00 per share of the Bank (“Bank Common Stock”) will be exchanged for one share of Holding Company common stock pursuant to the terms and conditions set forth in the Agreement.

In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinions set forth below, and we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement; (ii) the Articles of Incorporation and Bylaws of the Holding Company, as currently in effect; (iii) certain resolutions of the Board of Directors of the Holding Company relating to the issuance of the Shares and the other transactions contemplated by the Registration Statement; (iv) the Agreement; and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Holding Company and others.

Based upon the foregoing, we are of the opinion that if and when issued in exchange for shares of Bank Common Stock pursuant to the terms of the Agreement and under the circumstances contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

The law covered by the opinion set forth above is limited to the laws of the Commonwealth of Virginia and the federal law of the United States of America.

Alexandria	•	Blacksburg	•	Charlottesville	•	Glen Allen	•	Norfolk	•	Richmond	•	Roanoke	•	Virginia Beach	•	Washington DC

www. leclairryan.com

Board of Directors

Virginia Savings Bancorp, Inc.

April 20, 2007

We hereby consent to the filing of this opinion as Exhibit 5.0 to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the proxy statement/prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely,

LeClair Ryan,
A Professional Corporation

By:	/s/ Scott H. Richter
Scott H. Richter
Vice President